EXHIBIT 8.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 www.bakerbotts.com	AUSTIN DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

October 13, 2005

K-Sea Transportation Partners L.P.

3245 Richmond Terrace

Staten Island, New York 10303

Re: K-Sea Transportation Partners L.P. — Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to K-Sea Transportation Partners L.P., a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale of up to 1,092,500 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to that certain Underwriting Agreement dated October 11, 2005 by and among the Partnership, K-Sea General Partner L.P., a Delaware limited partnership and the general partner of the Partnership (the “General Partner”), K-Sea General Partner GP LLC, a Delaware limited liability company, K-Sea Operating Partnership L.P., a Delaware limited partnership, K-Sea OLP GP LLC, a Delaware limited liability company, and K-Sea Transportation Inc., a Delaware corporation, and KeyBanc Capital Markets, a Division of McDonald Investments Inc.

We have also participated in the preparation of the registration statement on Form S-3, as amended (Registration Statement No. 333-122668), with respect to the Common Units being sold by the Partnership (the “Registration Statement”), as filed by the Partnership with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the prospectus supplement dated October 11, 2005 (the “Prospectus Supplement”), which together with the accompanying prospectus dated May 18, 2005 (the “Prospectus”) filed with the Registration Statement, has been filed pursuant to Rule 424(b) promulgated under the Securities Act.

In connection therewith, we prepared the discussions (the “Discussions”) set forth under the caption “Tax Consequences” in the Prospectus Supplement and the caption “Material Tax Consequences” in the Prospectus.

We hereby confirm that all statements of legal conclusions contained in the Discussions reflect the opinion of Baker Botts L.L.P. with respect to the matters set forth therein as of the date of the Prospectus Supplement, subject to the assumptions, qualifications, and limitations set forth therein.

K-Sea Transportation Partners L.P.	October 13, 2005

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants, and representations contained in (i) the Registration Statement, (ii) certain other filings made by the Partnership with the Commission and (iii) other information provided to us by the Partnership, the General Partner and K-Sea General Partner GP LLC, a Delaware limited liability company and the general partner of the General Partner.

At your request, this opinion is being furnished to you for filing as an exhibit to the Partnership’s Current Report on Form 8-K filed on the date hereof (the “Form 8-K”).  We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and to the use of our name in the Discussions.  This consent does not constitute an admission that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.